CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 333-255980 on Form N-2 of our report dated February 27, 2025, relating to the financial statements and financial highlights of BlackRock HPS Credit Strategies Fund (formerly known as BlackRock Credit Strategies Fund) (the “Fund”) , appearing in the Form N-CSR of the Fund for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts

December 1, 2025